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    FOR IMMEDIATE RELEASE                        CONTACT: GREGORY A. SPRECHER
                                                          SENIOR VICE PRESIDENT

    MONDAY, MAY 1, 2000                          TELEPHONE: (808) 532-4133


                           ML MACADAMIA ORCHARDS, L.P.

                      COMPLETES MACADAMIA FARMING PURCHASE
                      & REPORTS 1ST QUARTER 2000 EARNINGS

                           Honolulu, Hawaii -- ML Macadamia Orchards, L.P.
(NYSE: NUT), a publicly traded partnership which is the world's largest grower of macadamia nuts, announced that it completed today the purchase of the macadamia farming operations of Ka'u Agribusiness Company, Inc., a subsidiary of
C. Brewer and Company, Ltd. The acquired assets consist of 142 acres of macadamia orchards, farming contracts, farming equipment, vehicles, a husking plant, irrigation well, office buildings, garages and warehouses, office furniture and equipment and material inventories related to macadamia farming. All the assets and operations are located on the island of Hawaii.
                  The purchase price for all assets including the macadamia orchards was $9 million. The Partnership will now be performing all the farming operations for its own 4,169 acres and for approximately 3,000 additional acres owned by other growers. The entire workforce of 370 regular and seasonal employees have all been retained. Negotiations for ML Macadamia Orchards, L.P. were led by Jim Case, Director and Chairman of the Conflicts Committee of ML Resources, Inc., the Partnership's general partner.
                  In connection with the purchase, the Partnership closed a new credit facility with Pacific Coast Farm Credit and Farm Credit Services of Hawaii. The credit facility consists of a $4 million term loan and a new $5 million line of credit, replacing an existing line of credit, which is used for seasonal working capital needs.
                  For the first quarter 2000, macadamia nut production was 2.6 million wet-in-shell pounds, compared to the first quarter 1999 harvest of 5.4 million pounds. The first quarter 1999 harvest was unusually heavy compared with a more normal harvest in the first quarter 2000. Revenues were $1.5 million and net income was $65, 000, or $0.01 per Class A Unit, compared to revenues of $3.4 million and net income of $541,000, or $0.07 per Class A Unit, for the first quarter 1999.
                  The Partnership received $0.58 per pound for its macadamia nut production in the first quarter 2000, compared to $0.64 in the first quarter 1999. The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa Macadamia Nut Corporation ("Mauna Loa"), its exclusive purchaser, and 50% on USDA-reported macadamia nut prices for the two preceding years. The USDA portion for the current year is lower by 7% while the Mauna Loa portion is estimated to be lower by 6%. Nut prices are subject to subsequent adjustment based on Mauna Loa's actual full year performance. For the full year 1999, the actual average nut price received was $0.62.
                  This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership's future nut prices, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.
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